Exhibit 99.1

Willdan Group Reports

Fourth Quarter Results and Provides 2022 Outlook

ANAHEIM, Calif. –March 10, 2022 – Willdan Group, Inc. (“Willdan”) (Nasdaq: WLDN), a provider of professional, technical and consulting services, today reported financial results for its fourth quarter and fiscal year ended December 31, 2021.

Fourth Quarter 2021 Summary

●	Consolidated contract revenue of $92.2 million
●	Net revenue* of $51.8 million
●	Net loss of $0.9 million, or $(0.07) per diluted share
●	Adjusted net income* of $6.0 million, or $0.47 per diluted share
●	Adjusted EBITDA* of $9.4 million

Fiscal Year 2021 Summary

●	Consolidated contract revenue of $353.8 million
●	Net revenue* of $201.5 million
●	Net loss of $8.4 million, or $(0.68) per diluted share
●	Adjusted net income* of $19.3 million, or $1.55 per diluted share
●	Adjusted EBITDA* of $27.5 million

2022 Financial Targets

●	Net revenue* growth of approximately 20%
●	Adjusted EBITDA* growth of approximately 50%
●	Adjusted Diluted EPS* growth of approximately 20%

*See “Use of Non-GAAP Financial Measures” below.

The financial targets above assume no change in the current economic environment and do not include the effects of any acquisitions that may take place during the year. Certain components of the financial targets provided are subject to quarterly fluctuations.

“We had a strong fourth quarter, well ahead of our internal plan, which provides us a nice ramp into the year,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer. “All of our areas of business are currently improving, we have record levels of funded backlog, and we expect to achieve significant growth in revenue and earnings in 2022.”

Fourth Quarter 2021 Financial Results

Consolidated contract revenue decreased $4.7 million, or 4.8%, in the fourth quarter of fiscal year 2021, while Net Revenue increased $1.1 million, or 2.2%, in the fourth quarter of fiscal 2021 compared to the same period last year (see “Use of Non-GAAP Financial Measures” below). Lower construction management revenues were offset by increased revenues from the restarted LADWP program and higher engineering and consulting revenue. The shift in revenue mix accounts for an increase in gross profit margin to 37.7% of consolidated contract revenue for the fourth quarter of fiscal year 2021 compared to gross profit margin of 35.6% for the same period last year.

Net loss was $0.9 million, or $(0.07) per diluted share, for the fourth quarter of fiscal year 2021, as compared to net loss of $4.0 million, or $(0.33) per diluted share, for the same period last year. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the fourth quarter of fiscal year 2021 was $6.0 million, or $0.47 per diluted share, as compared to Adjusted Net Income of $5.6 million, or $0.46 per diluted share, for the same period last year.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $9.4 million for the fourth quarter of 2021 compared to $8.6 million for the same period last year.

Fiscal Year 2021 Financial Results

Consolidated contract revenue decreased $37.2 million, or 9.5%, in fiscal year 2021 compared to fiscal year 2020, primarily due to decreased contract revenues from our construction management activities and the impact of having one fewer week in fiscal 2021 as compared to fiscal 2020, partially offset by increased planning and advisory revenues including software licensing.

Despite the reduction in contract revenue, Net Revenue increased $7.0 million, or 3.6%, in fiscal year 2021 compared to fiscal year 2020, primarily due to changes in the mix of revenues.

The change in the mix of revenue sources allowed direct costs of consolidated contract revenue to decrease faster than the reduction in contract revenue resulting in a $6.5 million, or 5.0% increase in gross profit for the year.

Net loss was $8.4 million for fiscal 2021, as compared to a net loss of $14.5 million for fiscal 2020 due primarily to the increased net revenue and gross profit margin, along with lower operating expenses.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $27.5 million for fiscal year 2021 compared to $28.1 million in fiscal year 2020.

Liquidity and Capital Resources

As of December 31, 2021, cash and cash equivalents totaled $11.2 million. Cash flows provided by operating activities were $9.8 million for fiscal 2021, as compared to cash flows provided by operating activities of $47.0 million for fiscal 2020. Fiscal 2020 cash flows were favorably impacted by the reduction in working capital requirements due to the program suspensions resulting from Covid-19 mandates. Cash flows in 2021 were impacted by increased demand for working capital related to the resumption of utility programs that were suspended in 2020 and start-up costs associated with certain new contract awards.

As of December 31, 2021, there was $99.0 million outstanding under our term loan credit facilities. We had no borrowings under our revolving credit facility with $50.0 million in available capacity. We also had a Delayed Draw Term Loan facility with $20.0 million available for draw upon satisfaction of certain covenants. As a result of forecasted increased working capital requirements related to our $781 million in California Investor Owned Utility Contracts and other organic growth, on March 8, 2022, we amended our credit agreement to, among other things, draw the remaining $20 million available under the Delayed Draw Term Loan facility and adjust certain covenants to ensure an adequate margin for compliance obligations through fiscal year 2022. We believe that we have adequate resources and liquidity to fund cash requirements and debt repayments for at least the next 12 months.

Fourth Quarter 2021 Conference Call

Willdan will be hosting a conference call related to fourth quarter earnings today, March 10, 2022, at 5:30 p.m. Eastern/2:30 p.m. Pacific. To access the call, listeners should dial 888-394-8218 approximately 10 minutes prior to the scheduled start time and enter confirmation code 4635283. The conference call will be webcast simultaneously on Willdan’s website at ir.willdangroup.com/events-presentations.

A replay of the conference call will be available until March 24, 2022 by calling 888-203-1112 and entering confirmation code 4635283.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional, technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release. A reconciliation of targeted contract revenue for 2022 as reported in accordance with GAAP to targeted Net Revenues for fiscal 2022, which is a forward-looking non-GAAP financial measure, is not provided because Willdan is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty of predicting the subcontractor services and other director costs that are subtracted from contract revenues in order to derive Net Revenues. While subcontractor costs have increased recently, subcontractor costs can vary significantly from period to period. Subcontractor costs and other direct costs have been 43.8% and 43.0% of contract revenue for the quarter ended December 31, 2021 and fiscal year 2021 and 47.6% and 50.2% for the quarter ended January 1, 2021 and fiscal year 2020, respectively.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure. Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization, interest accretion and transaction costs, each net of tax, is a non-GAAP financial measure.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization, interest accretion, transaction costs, and deferred tax valuation, each net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue, net income and diluted EPS.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the impact of Covid-19 on Willdan’s business, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from its acquisitions. All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the extent to which the Covid-19 pandemic and measures taken to contain its spread ultimately impact Willdan’s business, results of operation and financial condition, including the speed with which its various direct install programs for small businesses are able to resume normal operations following government mandated shutdowns and phased re-openings. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to, Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy services market, Willdan’s reliance on work from its top ten clients; changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions and execute on its growth strategy, Willdan’s ability to make principal and interest payments on its outstanding debt as they come due and to comply with financial covenants contained in its debt agreement, Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures, and Willdan’s ability to attract and retain managerial, technical, and administrative talent.

All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 1, 2021, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release unless required by law.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	December 31,	January 1,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$11,221	$28,405
Accounts receivable, net of allowance for doubtful accounts of $1,115 and $2,127 at December 31, 2021 and January 1, 2021, respectively	67,211	53,104
Contract assets	59,288	62,426
Other receivables	6,267	6,405
Prepaid expenses and other current assets	4,972	5,564
Total current assets	148,959	155,904
Equipment and leasehold improvements, net	16,757	12,506
Goodwill	130,124	130,124
Right-of-use assets	15,177	20,130
Other intangible assets, net	52,713	64,256
Other assets	13,843	5,993
Deferred income taxes, net	16,849	14,111
Total assets	$394,422	$403,024
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$36,672	$41,372
Accrued liabilities	35,680	34,455
Contingent consideration payable	10,206	12,321
Contract liabilities	13,499	7,434
Notes payable	15,036	14,996
Finance lease obligations	539	248
Lease liability	5,575	5,844
Total current liabilities	117,207	116,670
Contingent consideration payable	832	2,999
Notes payable	85,538	98,178
Finance lease obligations, less current portion	778	236
Lease liability, less current portion	10,768	15,649
Other noncurrent liabilities	78	128
Total liabilities	215,201	233,860

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000 shares authorized; 12,804 and 12,160 shares issued and outstanding at December 31, 2021 and January 1, 2021, respectively	128	122
Additional paid-in capital	167,032	149,014
Accumulated other comprehensive loss	(38)	(488)
Retained earnings	12,099	20,516
Total stockholders’ equity	179,221	169,164
Total liabilities and stockholders’ equity	$394,422	$403,024

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	January 1,	December 31,	January 1,
	2021	2021	2021	2021

Contract revenue	$92,218	$96,897	$353,755	$390,980

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	17,116	16,252	65,648	65,149
Subcontractor services and other direct costs	40,373	46,143	152,233	196,438
Total direct costs of contract revenue	57,489	62,395	217,881	261,587

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	16,282	17,956	73,812	71,229
Facilities and facility related	2,523	2,484	9,896	10,481
Stock-based compensation	2,214	3,310	16,563	16,113
Depreciation and amortization	4,468	4,419	17,146	18,743
Other	8,115	12,051	27,148	29,054
Total general and administrative expenses	33,602	40,220	144,565	145,620
Income (Loss) from operations	1,127	(5,718)	(8,691)	(16,227)

Other income (expense):
Interest expense, net	(769)	(1,085)	(3,869)	(5,068)
Other, net	122	914	156	1,626
Total other expense, net	(647)	(171)	(3,713)	(3,442)
Income (Loss) before income taxes	480	(5,889)	(12,404)	(19,669)

Income tax (benefit) expense	1,370	(1,892)	(3,987)	(5,173)
Net income (loss)	(890)	(3,997)	(8,417)	(14,496)

Other comprehensive income (loss):
Net unrealized gain (loss) on derivative contracts	107	114	450	(92)
Comprehensive income (loss)	$(783)	$(3,883)	$(7,967)	$(14,588)

Earnings (Loss) per share:
Basic	$(0.07)	$(0.33)	$(0.68)	$(1.23)
Diluted	$(0.07)	$(0.33)	$(0.68)	$(1.23)

Weighted-average shares outstanding:
Basic	12,660	12,011	12,458	11,793
Diluted	12,660	12,011	12,458	11,793

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(8,417)	$(14,496)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	17,146	18,743
Deferred income taxes, net	(2,738)	(5,209)
(Gain) loss on sale/disposal of equipment	(24)	(15)
Provision for doubtful accounts	102	1,330
Stock-based compensation	16,563	16,113
Accretion and fair value adjustments of contingent consideration	2,333	7,707
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(14,209)	3,070
Contract assets	3,138	35,498
Other receivables	138	(1,192)
Prepaid expenses and other current assets	828	577
Other assets	(7,849)	9,955
Accounts payable	(4,700)	7,372
Accrued liabilities	1,625	(34,509)
Contract liabilities	6,065	1,871
Right-of-use assets	(197)	210
Net cash (used in) provided by operating activities	9,804	47,025
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(8,500)	(5,076)
Proceeds from sale of equipment	46	17
Net cash used in investing activities	(8,454)	(5,059)
Cash flows from financing activities:
Payments on contingent consideration	(6,615)	(1,433)
Payments on notes payable	(1,909)	(205)
Payments on debt issuance costs	—	(327)
Proceeds from notes payable	2,074	1,140
Borrowings under term loan facility and line of credit	—	24,000
Repayments under term loan facility and line of credit	(13,000)	(42,000)
Principal payments on finance leases	(545)	(549)
Proceeds from stock option exercise	1,924	1,082
Proceeds from sales of common stock under employee stock purchase plan	2,655	2,224
Cash used to pay taxes on stock grants	(3,117)	(2,946)
Restricted Stock Award and Units	(1)	1
Net cash used in financing activities	(18,534)	(19,013)
Net increase (decrease) in cash and cash equivalents	(17,184)	22,953
Cash and cash equivalents at beginning of period	28,405	5,452
Cash and cash equivalents at end of period	$11,221	$28,405
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3,545	$5,031
Income taxes	(1,616)	174
Supplemental disclosures of noncash investing and financing activities:
Other working capital adjustment	—	1,179
Equipment acquired under finance leases	1,376	467

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 31,	January 1,	December 31,	January 1,
	2021	2021	2021	2021
Consolidated
Contract revenue	$92,218	$96,897	$353,755	$390,980
Subcontractor services and other direct costs	40,373	46,143	152,233	196,438
Net Revenue	$51,845	$50,754	$201,522	$194,542

Energy segment
Contract revenue	$76,407	$81,784	$286,384	$324,178
Subcontractor services and other direct costs	40,239	44,566	146,269	186,824
Net Revenue	$36,168	$37,218	$140,115	$137,354

Engineering and Consulting segment
Contract revenue	$15,811	$15,113	$67,371	$66,802
Subcontractor services and other direct costs	134	1,577	5,964	9,614
Net Revenue	$15,677	$13,536	$61,407	$57,188

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 31,	January 1,	December 31,	January 1,
	2021	2021	2021	2021
Net income (loss)	$(890)	$(3,997)	$(8,417)	$(14,496)
Interest expense	769	1,085	3,869	5,068
Income tax expense (benefit)	1,370	(1,892)	(3,987)	(5,173)
Stock-based compensation	2,214	3,310	16,563	16,113
Interest accretion (1)	1,473	5,648	2,333	7,707
Depreciation and amortization	4,468	4,419	17,146	18,743
Transaction costs (2)	—	13	43	179
(Gain) Loss on sale of equipment	13	—	(24)	(15)
Adjusted EBITDA	$9,417	$8,586	$27,526	$28,126

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contingent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(in thousands, except per share amounts)

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 31,	January 1,	December 31,	January 1,
	2021	2021	2021	2021
Net income (loss)	$(890)	$(3,997)	$(8,417)	$(14,496)
Adjustment for stock-based compensation	2,214	3,310	16,563	16,113
Tax effect of stock-based compensation	(278)	(691)	(2,079)	(3,366)
Adjustment for intangible amortization	2,886	3,136	11,543	13,657
Tax effect of intangible amortization	(362)	(655)	(1,449)	(2,853)
Adjustment for interest accretion	1,473	5,648	2,333	7,707
Tax effect of interest accretion	(185)	(1,180)	(293)	(1,610)
Adjustment for transaction costs	—	13	43	179
Tax effect of transaction costs	—	(3)	(5)	(37)
Adjustment for deferred tax valuation	1,105	—	1,105	—
Tax effect of deferred tax valuation	—	—	—	—
Adjusted Net Income	$5,963	$5,581	$19,344	$15,294

Diluted weighted-average shares outstanding	12,660	12,011	12,458	11,793

Diluted earnings (loss) per share	$(0.07)	$(0.33)	$(0.68)	$(1.23)
Impact of adjustment:
Stock-based compensation per share	0.16	0.28	1.33	1.37
Tax effect of stock-based compensation per share	(0.02)	(0.07)	(0.17)	(0.29)
Intangible amortization per share	0.23	0.26	0.93	1.16
Tax effect of intangible amortization per share	(0.03)	(0.05)	(0.12)	(0.24)
Interest accretion per share	0.12	0.47	0.19	0.65
Tax effect of interest accretion per share	(0.01)	(0.10)	(0.02)	(0.14)
Transaction costs per share	—	—	0.00	0.02
Tax effect of transaction costs per share	—	—	(0.00)	—
Deferred tax valuation per share	0.09	—	0.09	—
Tax effect on deferred tax valuation per share	—	—	—	—
Adjusted Diluted EPS	$0.47	$0.46	$1.55	$1.30

Contact:

Willdan Group, Inc.

Al Kaschalk

VP Investor Relations

Tel: 310-922-5643

akaschalk@willdan.com